SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)*

                          TravelCenters of America LLC

--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $0.00001 par value per share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    894174101

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)**

          [x]  Rule 13d-1(c)***

          [_]  Rule 13d-1(d)

* This Amendment No. 3 is being filed to correct an error on the signature page

** This Schedule 13G is being filed pursuant to Rule 13d-1(b) by Contrarian Capital Management, L.L.C.

*** This Schedule 13G is being filed pursuant to Rule 13d-1(c) by Contrarian Equity Fund, L.P. and Contrarian Select Equity, L.P.

CUSIP No. 894174101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     223,396

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     223,396

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,396

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.39%

12.  TYPE OF REPORTING PERSON

     IA; OO

CUSIP No. 894174101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 894174101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Select Equity, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     223,396

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     223,396

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,396

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.39%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 894174101
          ---------

Item 1(a).  Name of Issuer:

            TravelCenters of America LLC
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            24601 Center Ridge Road, Suite 200
            Westlake, Ohio 44145
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Contrarian Capital Management, L.L.C.
            Contrarian Equity Fund, L.P.
            Contrarian Select Equity, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            411 West Putnam Avenue
            Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.00001 par value per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            894174101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Contrarian Capital Management, L.L.C. - 223,396
          Contrarian Equity Fund, L.P. - 0
          Contrarian Select Equity, L.P. - 223,396
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Contrarian Capital Management, L.L.C. - 1.39%
          Contrarian Equity Fund, L.P. - 0%
          Contrarian Select Equity, L.P. - 1.39%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C. - 0
               Contrarian Equity Fund, L.P. - 0
               Contrarian Select Equity, L.P. - 0

          (ii) Shared power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C. - 223,396
               Contrarian Equity Fund, L.P. - 0
               Contrarian Select Equity, L.P. - 223,396

         (iii) Sole power to dispose or to direct the disposition of:

               Contrarian Capital Management, L.L.C. - 0
               Contrarian Equity Fund, L.P. - 0
               Contrarian Select Equity, L.P. - 0

          (iv) Shared power to dispose or to direct the disposition of

               Contrarian Capital Management, L.L.C. - 223,396
               Contrarian Equity Fund, L.P. - 0
               Contrarian Select Equity, L.P. - 223,396

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN EQUITY FUND, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN SELECT EQUITY, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  February 17, 2009

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G, Amendment No. 3, dated February 17, 2009, relating to the Common Stock, $0.00001 par value per share of TravelCenters of America LLC shall be filed on behalf of the undersigned.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN EQUITY FUND, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN SELECT EQUITY, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date: February 17, 2009

SK 01385 0001 965863